EXHIBIT 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.

REPORTS FIRST QUARTER NET EARNINGS PER DILUTED SHARE OF $0.26

CHESAPEAKE, Va. – May 25, 2005 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.26, for the fiscal first quarter ended April 30, 2005. Sales for the quarter were $749.1 million, a 5.5% increase compared to $710.3 million, for the same period, one year ago. Comparable store sales declined 3.7% for the quarter.

“The impact of reduced sales resulting from adverse weather conditions during the shorter pre-Easter selling period were more than could be overcome and is reflected in our earnings,” said President and CEO Bob Sasser. “Our customers have experienced and continue to feel the impact of higher fuel costs, and while our guidance anticipates this to continue, we are optimistic that initiatives which were implemented early in the year, including increased marketing and expansion of our tender types, will provide future momentum.”

For the first quarter, gross margin was 33.9%, compared to the 35.6% in last year’s first quarter. The decrease in rate is predominantly attributable to reduced leverage on occupancy costs as the result of lower than planned sales. Additionally, freight costs increased due to higher fuel prices and markdowns were higher than plan due to lower than planned sell through of Easter product.

Selling, general and administrative expenses, as a percentage of sales, were 27.5% in the first quarter of 2005, compared to 27.4% in the same quarter last year. The slight increase in rate, despite a 3.7% decline in comparable store sales, reflects a continual focus on expense control as well as initial payback on efforts to reduce operating costs.

Operating margin in this year’s first quarter was 6.4%, versus 8.3% for the same period, one year ago.

During the first quarter of 2005, the Company bought 4.7 million shares of its common stock, for approximately $128.3 million. On March 18, 2005, the Company’s Board of Directors authorized a $300 million share repurchase program. Of the aforementioned shares repurchased, 2.8 million shares were bought under the new authorization, at a total cost of $73.0 million, with the balance repurchased under the former plan.

The Company estimates sales for the second quarter of 2005 to be in the range of $755 -$770 million. Based upon this sales forecast, diluted earnings per share is estimated to be in the range of $0.25 to $0.27.

For the full year, the Company expects sales will range from $3.340 to $3.415 billion. Based on this sales forecast, the Company anticipates diluted earnings per share to be in the range of $1.61 to $1.72. This guidance considers modest improvement in sales trends in the second half of 2005 since many of the initiatives to improve the top line were starting to be implemented in late April and early May.

On Wednesday, May 25, 2005, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT. The telephone number for the call is 703-639-1319. A recorded version of the call will be available until midnight Saturday, June 4, and may be accessed by dialing 703-925-2533, and the access code is 701625. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Saturday, June 4. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Thursday, July 7, 2005, by 5:00 p.m. EDT, and will remain on-line through Monday, July 11, 2005. Interested parties can access the Company’s update by dialing (757) 321-5TRE.

As of April 30, 2005, Dollar Tree operated 2,791 stores in 48 states. During the first quarter, Dollar Tree opened 65 stores, closed 9 stores, and expanded or relocated 30 stores. The Company’s retail selling square footage totaled approximately 21.3 million at April 30, 2005, an 18% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding second-quarter sales and earnings per share, full year sales and earnings per share, as well as on-going initiatives to improve sales. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 14, 2005. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger, 757-321-5000
www.DollarTree.com

DOLLAR TREE STORES, INC.

Condensed Consolidated Income Statements

(Dollars in thousands, except per share data)

	Quarter Ended
	April 30, 2005	May 1, 2004
Net sales	$749,093	$710,330

Cost of sales	494,849	457,294

Gross profit	254,244	253,036
	33.9%	35.6%

Selling, general & administrative expenses	206,170	194,377
	27.5%	27.4%

Operating income	48,074	58,659
	6.4%	8.3%

Interest expense, net	(1,536)	(2,078)
Other income	255	610

Income before income taxes	46,793	57,191
	6.2%	8.1%

Income tax expense	17,781	22,041

Net income	29,012	35,150
	3.9%	4.9%

Net earnings per share:
Basic	$0.26	$0.31
Weighted average number of shares	111,258	113,814

Diluted	$0.26	$0.31
Weighted average number of shares	111,802	114,667

DOLLAR TREE STORES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2005	Jan. 29, 2005	May 1, 2004
Cash and cash equivalents	$65,535	$106,532	$101,380
Short-term investments	104,695	211,275	142,810
Merchandise inventories	644,322	615,483	565,219
Other current assets	39,414	36,597	29,094

Total current assets	853,966	969,887	838,503

Property and equipment, net	686,303	685,386	658,850
Intangibles, net	131,291	129,032	123,596
Other assets, net	23,023	8,367	21,646

Total assets	$1,694,583	$1,792,672	$1,642,595

Current portion of long-term debt	19,000	19,000	19,000
Accounts payable	137,823	124,195	139,059
Other current liabilities	102,370	117,491	92,596
Income taxes payable	31,430	33,669	30,085

Total current liabilities	290,623	294,355	280,740

Long-term debt, excluding current portion	250,000	250,000	250,000
Other liabilities	85,265	84,105	77,066

Total liabilities	625,888	628,460	607,806

Shareholders’ equity	1,068,695	1,164,212	1,034,789

Total liabilities and shareholders’ equity	$1,694,583	$1,792,672	$1,642,595

STORE DATA:
Number of stores open at end of period	2,791	2,735	2,579
Total selling square footage (in thousands)	21,304	20,444	18,070

DOLLAR TREE STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Quarter Ended
	April 30, 2005	May 1, 2004
Cash flows from operating activities:
Net income	$29,012	$35,150

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,532	30,428
Other non-cash adjustments	(4,886)	3,936
Changes in working capital	(25,448)	(21,688)

Total adjustments	2,198	12,676

Net cash provided by operating activities	31,210	47,826

Cash flows from investing activities:
Capital expenditures	(33,858)	(55,188)
Purchase of short-term investments	(106,120)	(102,500)
Proceeds from maturities of short-term investments	212,700	44,185
Acquisition of favorable lease rights	(2,890)	(251)
Proceeds from sale of property and equipment	—	—

Net cash provided by (used in) investing activities	69,832	(113,754)

Cash flows from financing activities:
Proceeds from long-term debt, net of facility fees of $0 and $1,094	—	248,906
Repayment of long-term debt	—	(148,568)
Restricted cash	(15,147)	—
Principal payments under capital lease obligations	(1,739)	(1,140)
Proceeds from stock issued pursuant to stock-based compensation plans	3,181	4,828
Payments for share repurchases	(128,334)	(20,908)

Net cash provided by (used in) financing activities	(142,039)	83,118

Net increase (decrease) in cash and cash equivalents	(40,997)	17,190
Cash and cash equivalents at beginning of period	106,532	84,190

Cash and cash equivalents at end of period	$65,535	$101,380